UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):                                                              January 23, 2007

MERITAGE HOSPITALITY GROUP INC.
(Exact Name of Registrant as Specified in Charter)

Michigan
(State or Other Jurisdiction of Incorporation)

001-12319	38-2730460
(Commission File Number)	(IRS Employer Identification Number)

3210 Eagle Run Drive, N.E., Suite 100 Grand Rapids, Michigan 49525
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:          (616) 776-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

The Company held a special meeting of shareholders at 10:00 a.m. on January 23, 2007. At the special meeting, a majority of outstanding common shares voted in favor of a going private transaction by means of a reverse stock split of the Company’s issued and outstanding common shares at a ratio of 1-for-300, followed immediately by a 300-for-1 forward stock split of common shares (the “Transaction”). The proposal passed with 3,122,000 common shares voting in favor of the Transaction. The aggregate number of common shares represented in person or by proxy at the special meeting was 4,272,417 or 78.5% of the 5,440,598 issued and outstanding common shares entitled to vote on the proposal, and constituted a quorum for the transaction of business.

The Transaction became effective upon the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the State of Michigan on January 23, 2007. Each shareholder holding fewer than 300 common shares immediately prior to the reverse stock split had such shares cancelled and converted into the right to receive $5.25 for each common share held immediately prior to the reverse stock split (the “Cashed Out Shareholders”). The common shares of each shareholder holding 300 or more common shares prior to the reverse stock split remain unchanged after the Transaction. The Company’s transfer agent will send a Letter of Transmittal to the Cashed Out Shareholders with instructions for exchanging their common shares for cash.

As a result of the Transaction, the Company has fewer than 300 record common shareholders, thereby permitting the Company to terminate its registration of common shares with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended. Concurrently with the filing of this Form 8-K, the Company is filing for termination of such registration with the SEC. The previously disclosed termination of the listing of the Company’s common shares on the American Stock Exchange was effective as of the close of business on January 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITAGE HOSPITALITY GROUP INC.

Date: January 23, 2007	By:	/s/ James R. Saalfeld
James R. Saalfeld
Vice President & Chief Administrative Officer